Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into this 12th day of January 2022, between Nam Tai Property Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agents (the “Rights Agent”), and amends that certain Rights Agreement, dated as of December 13, 2021, between the Company and Rights Agent (the “Rights Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, pursuant to Article V, Section 5.4 of the Rights Agreement, the Company and the Rights Agent may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights prior to the Flip-in Date in accordance with the terms of such Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interest of the Company to amend the definition of “Acquiring Person” in Article I, Section 1.1 of the Rights Agreement, in accordance with Article V, Section 5.4 thereof, and to make certain related amendments.

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

1.

Amendment to Article I, Section 1.1; Definition of “Acquiring Person”. The definition of “Acquiring Person” set forth in Article I, Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 20% or more of the issued Shares at any time after the first public announcement of this Agreement; provided, however, that the term “Acquiring Person” shall not include any Person (i) who is the Beneficial Owner of 20% or more of the issued Shares at the time of the first public announcement of the adoption of this Agreement, who has disclosed the full extent of such Beneficial Ownership of Shares on Schedule 13D under the Exchange Act (as hereinafter defined) and the rules and regulations thereunder and in accordance with any other applicable law, rule or regulation as such disclosure is in effect at the time of the first public announcement of the adoption of this Agreement, and who continuously thereafter is the Beneficial Owner of 20% or more of the issued Shares, until such time thereafter as such Person becomes the Beneficial Owner (other than by means of a share dividend, share split or reclassification) of additional Shares that, in the aggregate, amount to 0.1% or more of the issued Shares, (ii) who is an Exempt Person, (iii) who becomes the Beneficial Owner of 20% or more of the issued Shares after the time of the first public announcement of this Agreement solely as a result of (A) an acquisition by the Company of Shares, until such time after the public announcement by the Company of such repurchases as such Person becomes the Beneficial Owner (other than by means of a share dividend, share split or reclassification) of additional Shares that, in the aggregate, amount to 0.1% or more of the issued Shares while such Person is or as a result of which such Person becomes the Beneficial Owner of 20% or more of the issued Shares, (B) the occurrence of a Flip-in Date which has not resulted from the acquisition of Beneficial Ownership of Shares by such Person or any of such Person’s Affiliates or Associates or (iv) who becomes the Beneficial Owner of 20% or more of the issued Shares but who acquired Beneficial Ownership of Shares without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Board of Directors, in the Board of Directors’ sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient Shares (or securities convertible into, exchangeable into or exercisable for Shares or otherwise deemed to be Beneficially Owned by such Person) so that such Person ceases to be the Beneficial Owner of 20% or more of the issued Shares. In addition, the Company, any Subsidiary of the Company and any employee share ownership plan or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person. Notwithstanding the foregoing, any Person who was not required to file a Schedule 13D as of the time of the public announcement of this Agreement or who has acquired additional Shares since the date of its last filing on Schedule 13D, so that it does not fit within the exemption in subsection (i) of this definition, shall not be an Acquiring Person if the failure to make an initial or amended filing was not in violation of Rules 13d-1 or 13d-2 and such Person promptly divests or promptly enters into an agreement with, and satisfactory to, the Board of Directors, in the Board of Directors’ sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), (x) the number of Shares which were acquired since the last filing by such Person and prior to the public announcement of the adoption of this Agreement with respect to Persons who have a Schedule 13D on file and (y) the number of Shares which result in Beneficial Ownership of 20% or more of the issued Shares with respect to Persons who have not made an initial Schedule 13D filing, and the Board of Directors, in its sole discretion, may determine to exempt any such Person from the requirement in this sentence to divest shares. In addition, Deutsche Bank AG, Hong Kong Branch which owns Shares as described by the receivers acting on its behalf (appointed pursuant to the Deed of Appointment of Receivers dated December 3, 2021) to the interim Chief Financial Officer of the Company on December 7, 2021 shall not be an Acquiring Person with respect to the ownership of the Shares position described to the Company until such time after the public announcement of the adoption of this Agreement as such entity becomes the Beneficial Owner (other than by means of a share dividend, share split or reclassification) of additional Shares that, in the aggregate, amount to 0.1% or more of the issued Shares while such entity is the Beneficial Owner of 20% or more of the issued Shares.”

2.

Amendment to Article I, Section 1.1; New Defined Term. The definition of the term “Exempt Person” is hereby added to Article I, Section 1.1 of the Rights Agreement in alphabetical order to read as follows:

““Exempt Person” shall mean any Person determined by the Board of Directors to be an “Exempt Person” only if and for so long as such Person complies with limitations or conditions, if any, required by the Board of Directors in making such determination; provided, however, that any Person determined to be an “Exempt Person” will cease to be an “Exempt Person” if the Board of Directors, in its sole discretion, determines that such Person’s Beneficial Ownership would, notwithstanding any prior determination, be contrary to the best interests of the Company. Any determination hereunder may be subject, in whole or in part, to limitations or conditions (including a requirement that such Exempt Person agree that it will not acquire Beneficial Ownership of Shares in excess of the maximum number and percentage of Shares previously approved by the Board of Directors), in each case as and to the extent the Board of Directors determines is necessary or desirable.”

3.

Continuing Effect. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby. The Rights Agreement, as modified by this Amendment, will remain in full force and effect. Upon the execution and delivery of this Amendment by the parties hereto as of the date first above written, the Rights Agreement shall thereupon be deemed to be amended as set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Rights Agreement, and this Amendment and the Rights Agreement shall be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action taken under the Rights Agreement.

4.

Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Amendment or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, that if any such excluded term or provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

5.

Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts entered into, made within, and to be performed entirely within such state without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than the state of Delaware; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into, made within, and to be performed entirely within such state.

6.

Counterparts. This Amendment may be executed in any number of counterparts (including facsimile, PDF or other electronic means), and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.	Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment is in compliance with the terms of the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the date first above written.

NAM TAI PROPERTY INC.

By:	/s/ Steven Parker
	Name:	Steven Parker
	Title:	Chief Financial Officer and Authorized Signatory

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Senior Manager, Contract Operations

[Signature Page to Amendment to Rights Agreement]